Exhibit 10.7

CONSENT AND GUARANTEE AGREEMENT

CONCERNING AMENDED AND RESTATED PULP SUPPLY AGREEMENT

This Consent and Guarantee Agreement (“Agreement”) is effective as of June 19, 2008 and is by and between Neenah Paper, Inc., a Delaware corporation (“NPI”) and Kimberly-Clark Global Sales, LLC, a limited liability company (“K-C”).

WITNESSETH

WHEREAS NPI and K-C are parties to the Amended and Restated Pulp Supply Agreement by and between Neenah Paper, Inc. and Kimberly-Clark Global Sales, LLC (as successor in interest to Kimberly-Clark Global Sales, Inc.) dated as of August 29, 2006 as amended to and including the date hereof (the “August 29 Agreement”);

WHEREAS NPI desires to assign, delegate and transfer (the “Assignment”) all of its rights, obligations and interests under the August 29 Agreement relating to the Pictou, Nova Scotia Mill (the “Pictou R&O”) to Northern Pulp Nova Scotia Corporation, a Nova Scotia unlimited company (“Northern Pulp”);

WHEREAS K-C is willing to grant its consent to the Assignment if NPI guarantees the performance of Northern Pulp under the August 29 Agreement for a certain period;

NOW THEREFORE in consideration of the foregoing premises, the mutual covenants herein contained and intended to be legally bound hereby, NPI and K-C agree as follows:

1.               Consent.  K-C hereby consents to NPI’s Assignment of the Pictou R&O to Northern Pulp.  For greater certainty, from the date hereof through June 30, 2008 NPI retains all rights, obligations and interests of the August 29 Agreement as concerns the Terrace Bay Mill.

2.               Guarantee.  From the date hereof until the date that a Guarantee Ending Event (as defined below) occurs, NPI unconditionally and irrevocably guarantees the performance when due by Northern Pulp of the Pictou R&O.

For the purposes of this Agreement “Guarantee Ending Event” means the occurrence of any one of (i) December 31, 2010 but provided that any unfulfilled obligations arising before December 31, 2010 shall survive under this Agreement until they are performed, (ii) Northern Pulp has delivered to K-C 384,000 ADMT of Pulp under the August 29 Agreement, (iii) Northern Pulp and K-C have entered into a new contract which replaces the August 29 Agreement, or (iv) the August 29 Agreement is amended by K-C and Northern Pulp to establish (a) a new volume of Pulp in excess of 384,000 ADMT or (b) a new length of the contract beyond December 31, 2010 or (c) a new discount for Pulp in excess of the current Discount.  Further, in the event that the August 29 Agreement is amended in a way other than a Guarantee Ending Event, and such amendment is without the consent of NPI, then such amendment shall not serve to increase the liability of NPI under this Agreement.

This guaranty is a guaranty of performance, provided that K-C shall be obligated before enforcing this guarantee to have made written demand (including by, e-mail, fax or postal letter) for performance from Northern Pulp and the Northern Pulp failure of performance shall have continued for three (3) business days after such written demand has been made, but further provided that K-C shall not be obligated to have exhausted all rights and remedies K-C may have against Northern Pulp or commence any suit or other proceeding against Northern Pulp in any court or other tribunal or to make any claim in a liquidation or bankruptcy of Northern Pulp.

The liability of NPI under this guaranty shall be absolute and unconditional and shall not be released, suspended, discharged, terminated or otherwise affected by any circumstance or occurrence whatsoever, except as set forth herein.

NPI hereby represents and warrants to K-C that NPI is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to conduct its business as presently conducted and to enter into and perform its obligations under this guarantee.

Except as expressly set forth herein, NPI hereby waives promptness, diligence, notice of acceptance and any other notice with respect to this guarantee, and covenants that this Agreement will not be discharged, except by complete performance of the Pictou R&O contained herein.

NPI assumes all responsibility for being, and keeping itself, informed of Northern Pulp’s financial condition and assets, and of all other circumstances bearing upon the risk of non-performance of the Pictou R&O and the nature, scope and extent of the risks that NPI assumes and incurs hereunder, and agrees that K-C will not have any duty to advise NPI of information known to it regarding such circumstances or risks, provided that K-C will promptly provide to NPI a copy of any K-C written demand for performance by Northern Pulp of the Pictou R&O.

3.               Miscellaneous.

Parties Bound/Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors, and permitted assigns.  Northern Pulp shall be a third party beneficiary of this Agreement with respect to the consent of K-C to the Assignment.  Neither party shall assign or transfer any right, obligation or interest, under this Agreement without the prior written consent of the other.

Notices.  All notices and communications in connection with this Agreement shall be in writing and shall be deemed complete upon transmittal by a recognized international courier or by facsimile, with a confirmation of receipt, addressed to the parties hereto at their respective addresses or facsimile numbers set forth below:

if to Seller:

Neenah Paper, Inc.
Preston Ridge III, Suite 600

3460 Preston Ridge Road
Alpharetta, Georgia 30005
Attn: Chief Executive Officer
Phone: (678) 566-6500
Fax:  (678)  518-3283

with copy to:

Neenah Paper, Inc.

Preston Ridge III, Suite 600

3460 Preston Ridge Road
Alpharetta, Georgia 30005
Attn: General Counsel
Phone: (678) 566-6500
Fax:  (678)  518-3283

if to K-C:

Kimberly-Clark Global Sales, LLC
2300 Winchester Road
Neenah, WI  54956
Attn: Director Virgin Fiber Procurement
Phone: (920) 721-4116
Fax:  (920)  721-4976

with copy to:

Chief Counsel, NACP Operations
Kimberly-Clark Corporation
401 N. Lake Street
Neenah, WI 54957 – 0349
Phone:  (920) 721-2000
Fax:  (920) 721-8446

or any other address or fax number and to the attention of any other person as either of the parties may specify hereafter by written notice to the other.

Severability of Provisions.  If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable under law, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Construction.  Should any part or provision of this Agreement require judicial interpretation, the parties agree that the court interpreting such part or provision shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself or through its agent prepared the same, it being agreed that the parties have both participated in the preparation of this Agreement.

No Release.  The rights, powers and remedies provided to K-C herein are cumulative and not exclusive of any right, power or remedy provided at law or equity.  Failure or forbearance of K-C to exercise any right hereunder or otherwise granted at law or equity shall not affect or release NPI from its liability hereunder and shall not constitute a waiver of such right unless so stated by K-C in writing, and then only in the specific instance and for the specific purpose given.

Governing law.  This Agreement shall be governed by and construed in accordance with the law of the state of Wisconsin, excluding its choice of law provisions.

Consent to Jurisdiction.  NPI agrees that any and all actions arising under or in respect of this Agreement may be litigated in any federal or state court of competent jurisdiction located in the State of Wisconsin.  NPI irrevocably submits to the personal and non-exclusive jurisdiction of such courts for itself and in respect of its property with respect to such action.  NPI agrees that venue would be proper in any of such courts, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of any such action.  NPI further agrees that the mailing by certified or registered mail, return receipt requested, to the addresses specified for notice in this Agreement of any process or summons required by any such court shall constitute valid and lawful service of process against it, without the necessity for service by any other means provided by statute or rule of court.

Entire Agreement.  This Agreement, including documents referenced herein, constitutes the entire agreement between the parties related to the subject matter hereof, and cancels and supersedes all prior or contemporaneous agreements, whether oral or written, relating to the subject matter of this Agreement and all prior agreements, negotiations, dealings and understandings, whether written or oral, regarding the subject matter hereof are hereby superseded and merged into this Agreement.  No conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgement or acceptance of purchase order or shipping instruction, invoice or other forms containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Counterparts.  This Agreement may be executed by the parties in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the parties as of the date first written above.

NEENAH PAPER, INC.			KIMBERLY-CLARK GLOBAL SALES, LLC

BY:	/s/ STEVEN S. HEINRICHS	BY:	/s/ DAVID J. FADDIS

Name:	Steven S. Heinrichs	Name:	David J. Faddis

Title:	Senior Vice President,	Title:	Vice President, Family Care Product Supply
General Counsel and Secretary

Date:	June 20, 2008	Date:	June 19, 2008